WORLD AM, INC.
STOCK OPTION PLAN

1. GENERAL PROVISIONS.

1.1 Purpose.

The World Am, Inc. Stock Option Plan (“Plan”) is intended to allow designated directors, officers and employees (all of whom are sometimes collectively referred to herein as “Designees”) of World Am, Inc., a Nevada corporation (“World Am”), and its Subsidiaries (as that term is defined below) which it may have from time to time (World Am and such Subsidiaries are referred to herein as the “Company”), to receive certain options (“Stock Options”) to purchase World Am’s common stock, one hundredth of one cent ($0.0001) par value (“Common Stock”). As used in this Plan, the term “Subsidiary” shall mean each corporation which is a “subsidiary corporation” of World Am within the meaning of Section 424(f) of the Internal Revenue Code of 1986, as amended (“Code”). The purpose of this Plan is to provide Designees with equity-based compensation incentives to make significant and extraordinary contributions to the long-term performance and growth of the Company, and to attract and retain employees and directors of exceptional ability.

1.2 Administration.

1.2.1 The Plan shall be administered by one or more members of the Board of Directors (“Board”) of World Am (“Committee”). The Committee shall select one of its members as Chairman and shall act by vote of a majority of a quorum, or by unanimous written consent. A majority of its members shall constitute a quorum. The Committee shall be governed by the provisions of World Am’s Bylaws and of Nevada law applicable to the Board.

1.2.2 The Committee shall have full and complete authority, in its discretion, but subject to the express provisions of the Plan: to approve the Designees nominated by the management of the Company to be granted Stock Options; to determine the number of Stock Options to be granted to an Designees; to determine the time or times at which Stock Options shall be granted; to establish the terms and conditions upon which Stock Options may be exercised; to remove or adjust any restrictions and conditions upon Stock Options; to specify, at the time of grant, provisions relating to exercisability of Stock Options and to accelerate or otherwise modify the exercisability of any Stock Options; and to adopt such rules and regulations and to make all other determinations deemed necessary or desirable for the administration of the Plan. All interpretations and constructions of the Plan by the Committee, and all of its actions hereunder, shall be binding and conclusive on all persons for all purposes.

1.2.3 The Company hereby agrees to indemnify and hold harmless each Committee member and each Designee of the Company, and the estate and heirs of such Committee member or Designee, against all claims, liabilities, expenses, penalties, damages or other pecuniary losses, including legal fees, which such Committee member or Designee, his or her estate or heirs may suffer as a result of his or her responsibilities, obligations or duties in connection with the Plan, to the extent that insurance, if any, does not cover the payment of such items. No member of the Committee or the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Option granted pursuant to the Plan.

1.3 Eligibility and Participation.

Designees eligible under the Plan shall be approved by the Committee from those Designees who, in the opinion of the management of the Company, are in positions that enable them to make significant and extraordinary contributions to the long-term performance and growth of the Company. In selecting Designees to whom Stock Options may be granted, consideration shall be given to factors such as employment position, duties and responsibilities, ability, productivity, length of service, morale, interest in the Company and recommendations of supervisors.

1.4 Shares Subject to the Plan.

The maximum number of shares of Common Stock that may be issued pursuant to the Plan shall be Forty-Five Million (45,000,000) subject to adjustment pursuant to the provisions of paragraph 2.4.1. If shares of Common Stock issued under the Plan are reacquired by the Company due to a forfeiture or for any other reason, such shares shall be cancelled and thereafter shall again be available for purposes of the Plan. If a Stock Option expires, terminates or is cancelled for any reason without having been exercised in full, the shares of Common Stock not purchased thereunder shall again be available for purposes of the Plan.

2. PROVISIONS RELATING TO STOCK OPTIONS.

2.1 Grants of Stock Options.

The Committee may grant Stock Options in such amounts, at such times, and to such Designees nominated by the management of the Company as the Committee, in its discretion, may determine. The Committee shall grant Stock Options which do not constitute Incentive Stock Options, as defined in Section 422 of the Code, and any such Stock Options shall be designated “Non-Statutory Stock Options” by the Committee on the date of grant. Each Stock Option shall be evidenced by a written agreement (“Option Agreement”) in a form approved by the Committee, which shall be executed on behalf of the Company and by the Designee to whom the Stock Option is granted, and which shall be subject to the terms and conditions of this Plan. In the discretion of the Committee, Stock Options may include provisions (which need not be uniform), authorized by the Committee in its discretion, that accelerate a Designees’ rights to exercise Stock Options following a “Change in Control,” as such term is defined in paragraph 3.1 hereof. The holder of a Stock Option shall not be entitled to the privileges of stock ownership as to any shares of Common Stock not actually issued to such holder.

2.2 Purchase Price.

2.2.1 The purchase price (“Exercise Price”) of shares of Common Stock subject to each Stock Option (“Option Shares”) shall equal one-half cent ($0.005) per share.

2.2.2 The Company from time to time by action of the Committee may decrease the Exercise Price by any amount for any period of time if the period is at least twenty (20) days, the decrease is irrevocable during the period and the Committee in its sole discretion shall have made a determination that such decrease would be in the best interest of the Company, which determination shall be conclusive. Whenever the Exercise Price is decreased pursuant to the preceding sentence, the Company shall mail to holders of record of the Stock Option a notice of the decrease at least fifteen (15) days prior to the date the decreased Exercise Price takes effect, and such notice shall state the decreased Exercise Price and the period it will be in effect.

2.3 Option Period.

The Stock Option period (“Term”) shall commence on the date of grant of the incentive Stock Option and shall be four (4) years or such shorter period as is determined by the Committee.

2.4 Exercise of Options.

2.4.1 If the Designee has been employed (or in the case of an independent director, been in such a position) for a period of one (1) year from the date of the Stock Option, then the Designee shall have the right to purchase one quarter (1/4) of the total number of shares covered by the Stock Option, and thereafter one forty-eighth (1/48th) of the total number of shares covered by the Stock Option at the end of each full calendar month (the Company shall not recognize fractional months). If the Designee shall leave the Company prior to the expiration of the one (1) year period (“Cliff Vesting Period”), then the Designee shall not have the right to purchase any shares under the Stock Option. The Stock Option shall only be valid while the Designee remains with the Company. Upon a termination of his or her relationship with the Company, the Designee shall have a period of ninety (90) calendar days thereafter to purchase the amount of shares that are vested to date or they shall be forfeited.

2.4.2 Each Stock Option may be exercised in whole or in part (but not as to fractional shares) by delivering a Notice of Exercise in the form prescribed by paragraph 2.4.3, attention of the Corporate Secretary, at the principal office of the Company, together with payment of the Exercise Price. Payment may be made (i) in cash, (ii) by cashier’s or certified check, (iii) by surrender of previously owned shares of the Company’s Common Stock valued pursuant to paragraph 2.2 (if the Committee authorizes payment in stock in its discretion), (iv) by withholding from the Option Shares which would otherwise be issuable upon the exercise of the Stock Option that number of Option Shares equal to the exercise price of the Stock Option, if such withholding is authorized by the Committee in its discretion, (v) in the discretion of the Committee, by the delivery to the Company of the Designees’ promissory note secured by the Option Shares, bearing interest at a rate sufficient to prevent the imputation of interest under Sections 483 or 1274 of the Code, and having such other terms and conditions as may be satisfactory to the Committee, or (vi) cashless exercise program as established by World Am (in such case, the Company shall to pay the sales commission on the exercise and sale of each Option Share).

2.4.3 Exercise of each Stock Option is conditioned upon the agreement of the Designee to the terms and conditions of this Plan and of such Stock Option as evidenced by the Designees’ execution and delivery of a Notice and Agreement of Exercise in a form to be determined by the Committee in its discretion. Such Notice and Agreement of Exercise shall set forth the agreement of the Designee that: (a) no Option Shares shall be sold or otherwise distributed in violation of the Securities Act of 1933 (“Securities Act”) or any other applicable federal or state securities laws, (b) each Option Share certificate may be imprinted with legends reflecting any applicable federal and state securities law restrictions and conditions, (c) the Company may comply with said securities law restrictions and issue “stop transfer” instructions to its Transfer Agent and Registrar without liability, and (d) if the Designee is a Section 16 Reporting Person, the Designee shall furnish to the Company a copy of each Form 4 or Form 5 filed by said Designee and shall timely file all reports required under federal securities laws.

2.4.4 The Company shall have no obligation to file any Registration Statement covering the issuance and resales of Option Shares. Options Shares shall be restricted stock, as defined under Rule 144.

2.4.5 Upon the exercise of any Stock Option, as set forth above, the Company shall instruct its transfer agent to issue stock certificates in the name of Designee (or his or her nominee) and in such denominations to be specified by Designee representing the number of shares of Common Stock issuable upon such exercise. It shall be the Company’s responsibility to take all necessary actions and to bear all such costs to issue the certificate of Common Stock as provided herein, including the responsibility and cost for delivery of an opinion letter to the transfer agent, if so required. The person in whose name the certificate of Common Stock is to be registered shall be treated as a shareholder of record on and after the exercise date. Upon surrender of any Stock Option that is to be converted in part, the Company shall issue to the Designee a new Stock Option equal to the unconverted amount, if so requested.

2.5 Restrictions on Transfer.

Each Stock Option granted under this Plan shall be transferable only by will or the laws of descent and distribution. The vested portion of a Stock Option so transferred shall be exercised within ninety (90) days after such transfer is completed. No interest of any Designee under the Plan shall be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. Each Stock Option granted under this Plan shall be exercisable during an Designees’ lifetime only by such Designees or by such Designees’ legal representative.

3. MISCELLANEOUS PROVISIONS.

3.1 Adjustments Upon Change in Capitalization.

3.1.1 In case the Company shall (i) pay a dividend on Common Stock in Common Stock or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock, (ii) declare a dividend payable in cash on its Common Stock and at substantially the same time offer its shareholders a right to purchase new Common Stock (or securities convertible into, exchangeable for or other entitling a holder thereof to receive Common Stock) from the proceeds of such dividend (all Common Stock so issued shall be deemed to have been issued as a stock dividend), (iii) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, (iv) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or (v) issue by reclassification of its Common Stock any shares of Common Stock of the Company, the number of shares of Option Shares immediately prior thereto shall be adjusted so that the Designee shall be entitled to receive after the happening of any of the events described above that number and kind of shares as the holders would have received had such Stock Option been converted immediately prior to the happening of such event or any record date with respect thereto. Any adjustment made pursuant to this subdivision shall become effective immediately after the close of business on the record date in the case of a stock dividend and shall become effective immediately after the close of business on the effective date in the case of a stock split, subdivision, combination or reclassification.

3.1.2 In case the Company shall distribute, without receiving consideration therefor, to all holders of its Common Stock evidences of its indebtedness or assets, then in such case, the number of Option Shares shall be determined by multiplying the number of Option Shares by a fraction, of which the numerator shall be the closing bid price per share of Common Stock on the record date for such distribution, and of which the denominator shall be the closing bid price of the Common Stock less the then fair value (as determined by the Committee, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness so distributed per share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive such distribution.

3.1.3 Any adjustment in the number of shares of Common Stock issuable hereunder otherwise required to be made shall not have to be adjusted if such adjustment would not require an increase or decrease in one percent (1%) or more in the number of shares of Option Shares.

3.1.4 Whenever the number of shares of Common Stock issuable upon the exercise of the Stock Option is adjusted, as herein provided the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction, of which the numerator shall be the number of shares of Common Stock issuable upon the exercise of each share of the Stock Option immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock issuable immediately thereafter.

3.1.5  In the case of any (i) consolidation or merger of the Company into any entity (other than a consolidation or merger that does not result in any reclassification, exercise, exchange or cancellation of outstanding shares of Common Stock of the Company), (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company as an entirety or substantially as an entirety, or (iii) reclassification, capital reorganization or change of the Common Stock (other than solely a change in par value, or from par value to no par value), in each case as a result of which shares of Common Stock shall be converted into the right to receive stock, securities or other property (including cash or any combination thereof), the Stock Option held by the Designee shall immediately fully vest, assuming such holder of Common Stock of the Company (a) is not an entity with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (“constituent entity”), or an affiliate of a constituent entity, and (b) failed to exercise his or her rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer. If necessary, appropriate adjustment shall be made in the application of the provision set forth herein with respect to the rights and interests thereafter of the Designee, to the end that the provisions set forth herein shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of the Stock Option. The above provisions shall similarly apply to successive consolidations, mergers, sales, transfers, capital reorganizations and reclassifications. The Company shall not effect any such consolidation, merger, sale or transfer unless prior to or simultaneously with the consummation thereof the successor company or entity (if other than the Company) resulting from such consolidation, merger, sale or transfer assumes, by written instrument, the obligation to deliver to the Designee such shares of stock, securities or assets as, in accordance with the foregoing provision, such holder may be entitled to receive under this section.

3.2 Withholding Taxes.

The Company shall have the right at the time of exercise of any Stock Option to make adequate provision for any federal, state, local or foreign taxes which it believes are or may be required by law to be withheld with respect to such exercise (“Tax Liability”), to ensure the payment of any such Tax Liability. The Company may provide for the payment of any Tax Liability by any of the following means or a combination of such means, as determined by the Committee in its sole and absolute discretion in the particular case: (i) by requiring the Designee to tender a cash payment to the Company, (ii) by withholding from the Designees’ salary or other compensation, (iii) by withholding from the Option Shares which would otherwise be issuable upon exercise of the Stock Option that number of Option Shares having an aggregate fair market value (determined in the manner prescribed by paragraph 2.2) as of the date the withholding tax obligation arises in an amount which is equal to the Designees’ Tax Liability or (iv) by any other method deemed appropriate by the Committee. Satisfaction of the Tax Liability of a Section 16 Reporting Person may be made by the method of payment specified in clause (iii) above only if the following two conditions are satisfied:

(a) the withholding of Option Shares and the exercise of the related Stock Option occur at least twelve (12) months and one day following the date of grant of such Stock Option; and

(b) the withholding of Option Shares is made either (i) pursuant to an irrevocable election (“Withholding Election”) made by such Designee at least six (6) months in advance of the withholding of Options Shares, or (ii) on a day within a ten (10) day “window period” beginning on the third business day following the date of release of the Company’s quarterly or annual summary statement of sales and earnings.

Anything herein to the contrary notwithstanding, a Withholding Election may be disapproved by the Committee at any time.

3.3 Relationship to Other Benefit Plans.

Stock Options granted hereunder shall not be deemed to be salary or other compensation to any Designee for purposes of any pension, thrift, profit-sharing, stock purchase or any other benefit plan now maintained or hereafter adopted by the Company.

3.4 Amendments and Termination.

The Board of Directors may at any time suspend, amend or terminate this Plan.

3.5 Successors in Interest.

The provisions of this Plan and the actions of the Committee shall be binding upon all heirs, successors and assigns of the Company and of Designees.

3.6 Other Documents.

All documents prepared, executed or delivered in connection with this Plan (including, without limitation, Option Agreements and Incentive Agreements) shall be, in substance and form, as established and modified by the Committee; provided, however, that all such documents shall be subject in every respect to the provisions of this Plan, and in the event of any conflict between the terms of any such document and this Plan, the provisions of this Plan shall prevail.

3.7 No Obligation to Continue Employment.

This Plan and grants hereunder shall not impose any obligation on the Company to continue to employ or have a relationship with any Designee covered by this Plan. Moreover, no provision of this Plan or any document executed or delivered pursuant to this Plan shall be deemed modified in any way by any employment or other contract between a Designee (or other Designees) and the Company.

3.8 Misconduct of a Designee.

Notwithstanding any other provision of this Plan, if a Designee commits fraud or dishonesty toward the Company or wrongfully uses or discloses any trade secret, confidential data or other information proprietary to the Company, or intentionally takes any other action materially inimical to the best interests of the Company, as determined by the Committee, in its sole and absolute discretion, such Designee shall forfeit all rights and benefits under this Plan.

3.9 Term of Plan.

This Plan was adopted by the Board effective on January 2, 2007. No Stock Options granted under this Plan may be exercised after January 2, 2017.

3.10 Governing Law.

This Plan shall be construed in accordance with, and governed by, the laws of the State of Nevada.

3.11 Approval.

No Stock Option shall be exercisable unless and until the Directors of the Company have approved this Plan and all other legal requirements have been fully complied with.

3.12 Assumption Agreements.

The Company shall require each successor, (direct or indirect, whether by purchase, merger, consolidation or otherwise), to all or substantially all of the business or assets of the Company, prior to the consummation of each such transaction, to assume and agree to perform the terms and provisions remaining to be performed by the Company under each Stock Option and to preserve the benefits to the Designees thereunder. Such assumption and agreement shall be set forth in a written agreement in form and substance satisfactory to the Committee (an “Assumption Agreement”), and shall include such adjustments, if any, in the application of the provisions of the Stock Options and such additional provisions, if any, as the Committee shall require and approve, in order to preserve such benefits to the Designees. Without limiting the generality of the foregoing, the Committee may require an Assumption Agreement to include satisfactory undertakings by a successor:

(a) to provide liquidity to the Designees on the exercise of Stock Options;

(b) to require any future successor to enter into an Assumption Agreement; and

(c) to take or refrain from taking such other actions as the Committee may require and approve, in its discretion.

3.13 Compliance With Rule 16b-3.

Transactions under the Plan are intended to comply with all applicable conditions of Rule 16b-3. To the extent that any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

IN WITNESS WHEREOF, this Plan has been executed effective as of the 2nd day of January, 2007.

World Am, Inc.

By: ______________________________
Robert A. Hovee, Chief Executive Officer